EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                             TALK VISUAL CORPORATION

     Talk Visual Corporation, a corporation of the State of Nevada whose registered office is located at 50 West Liberty St, Ste 880, Reno, Nevada, certifies pursuant to the provisions of NRS 78.385 and 78.390 of the laws of the State of Nevada, that at a meeting of the stockholders of said corporation called for the purpose of amending the articles of incorporation, and held on July 25, 2001, it was resolved by the vote of the holders of an appropriate majority of the shares of each class entitled to vote that ARTICLE FOUR of the Articles of Incorporation is amended to read as follows:
                                     ARTICLE

     ARTICLE FOUR. [CAPITAL STOCK]. The corporation shall have authority to issue an aggregate of FIVE HUNDRED TWENTY FIVE MILLION (525,000,000) shares of stock, divided into two (2) classes of stock as follows for a total capitalization of FIVE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($525,000):

          (A) NON-ASSESSABLE COMMON STOCK: FIVE HUNDRED
              MILLION (500,000,000) shares of COMMON STOCK,
              Par Value ONE MILL ($0.001) per share and

          (B) PREFERRED STOCK: TWENTY-FIVE MILLION
              (25,000,000) shares of PREFERRED STOCK, Par
              Value ONE MILL ($0.001) per share.

All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue.

The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of the corporation's Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.


Signed on July 25, 2001
                            By   /s/ Eugene Rosov
                              -------------------------------
                              President
     [SEAL]
                                 /s/ Clinton Snyder
                              --------------------------------
                              Secretary